Exhibit 10.1

February 26, 2016

Via E-Mail

Personal and Confidential
David L. Martin
1060 Olive Hill Lane
Napa, CA 94558-2109

Re:    Separation Agreement and Release

Dear Dave:

As we discussed with you, your employment with Cardiovascular Systems, Inc. (“CSI”) will end effective at the close of business on February 26, 2016. The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific separation pay and benefits CSI will provide to you in keeping with the CSI Amended and Restated Executive Officer Severance Plan dated February 27, 2015 (the “Severance Plan”) in exchange for your agreement to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

1.    End of Employment.    Your employment with CSI will end effective at the close of business on February 26, 2016 (the “Separation Date”). Except as set forth herein, upon your receipt of your final paycheck for services through the Separation Date, you will have received all wages, commissions and compensation owed to you by virtue of your employment with CSI or termination thereof. With your final paycheck, you will also receive payment from CSI for accrued but unused Paid Time Off (PTO) at your regular rate. Any deferred compensation benefits payable to you will be paid pursuant to the terms of the Cardiovascular Systems, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

You and your eligible family members will be eligible for early retiree medical benefits pursuant to the terms and conditions of CSI’s group health plan, as may be amended from time to time. This early retiree medical coverage is in lieu of any payment of COBRA premiums by CSI as described in the Severance Plan. When your early retiree medical coverage ends, you and your eligible family members may be entitled to COBRA at your expense if and as applicable under federal and state law.

By signing below, you agree that as of the Separation Date, you will be deemed to have automatically resigned from all positions with CSI including, without limitation, from CSI’s Board of Directors and all other governing bodies of CSI and its subsidiaries, if and as applicable. In addition, concurrently with your execution of this Agreement, you agree to provide written notice to CSI’s Corporate Secretary of your resignation as required by CSI’s Amended and Restated Bylaws, in the form attached hereto as Exhibit A.

You are not eligible for any other payments or benefits by virtue of your employment with CSI or termination thereof except for those expressly described in this Agreement. You will not receive the pay and benefits described in Section 2 of this Agreement if you (i) do not sign this Agreement and return it to CSI by the Offer Expiration, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement, Section 8 - 14 of your Employment Agreement, the Severance Plan, or any other written agreement in effect between you and CSI containing post-employment obligations. In addition, the pay and benefits described in Section 2 of this Agreement shall be subject to reduction, cancellation, forfeiture, offset or recoupment as and to the extent required by the applicable provisions of any law (including without limitation Section 10D of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), government regulation or stock exchange listing requirement, or clawback policy or provision implemented by CSI pursuant to such law, regulation or listing requirement.

2.    Separation Pay and Benefits.      Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, CSI agrees to the following as set forth in and subject to the Severance Plan:

a.To pay you, or your estate in accordance with section 13 below, twenty-four (24) months of Salary Continuation Benefits based on your ending Base Salary, in the gross amount of One Million Two Hundred Sixty Thousand and 00/100 ($1,260,000.00), less applicable deductions and withholding. Your Salary Continuation Benefits will be paid to you as follows: (i) you will receive $44,166.67 per month, beginning with the payroll date coinciding with or immediately following the 60th day after the Separation Date, if the rescission periods described in Section 5 have expired without rescission prior to the 60th day, and (ii) you will receive $52,500 per month, beginning with the payroll date coinciding with or immediately following the first day of the seventh (7th) month following the Separation Date; however, the first monthly payment shall include a lump sum payment of $50,000 for the additional amount that otherwise would have been paid to you during the six-month period following your Separation Date.

b.To pay you, or your estate in accordance with section 13 below, a pro rata bonus under the Fiscal Year 2016 bonus plan in which you participated, prorated for your period of employment during such bonus period (July 1, 2015 through the Separation Date). Bonuses under such plan will be calculated following the close of Fiscal Year 2016 and, if any bonus is owing to you hereunder, such bonus will be paid to you by October 15, 2016.

c.To accelerate the vesting of 27,140 of your time vested shares of restricted stock that were previously granted to you that would have vested within the 12 month period following the Separation Date had you remained employed by CSI during such period, such that they are deemed fully vested as of the expiration of the rescission periods described in Section 5 below without rescission by you;

d.To provide for the vesting of up to 112,072 of your performance based shares of restricted stock that were previously granted to you that would have otherwise become vested during the 12 month period following the Separation Date had you remained employed by CSI during such period, provided the performance criteria for such vesting are met as determined by CSI in accordance with the terms for such shares of restricted stock (in or around August or September 2016) such that, if and to the extent applicable, such shares will vest as of such determination; and

e.Permit any of your outstanding stock options as of the Separation Date to remain exercisable through the award expiration date, as set forth on Exhibit B attached hereto.

3.    Release of Claims. Specifically in consideration of the pay and benefits described in Section 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.    Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California (see Section 3.f. below), you hereby do release and forever discharge the “Released Parties” (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with CSI, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.    This release includes, without limiting the generality of the foregoing, any claims you may have for, wages, bonuses, commissions, penalties, deferred compensation, vacation, sick, and/or PTO pay, separation pay and/or benefits (including, without limitation, arising under your Employment Agreement or the Severance Plan); tortious conduct, defamation, invasion of privacy, negligence, emotional distress; breach of implied or express contract (including, without limitation, arising under your Employment Agreement or the Severance Plan), estoppel; wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment); violation of any of the following: the United States Constitution, the Minnesota Constitution or the California Constitution, the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Minn. Stat. § 181.932, wrongful termination in violation of public policy (Tameny claims), the California Fair Employment and Housing Act, Cal. Gov’t Code § 12900 et seq., California Family Rights Act, Cal. Gov’t Code § 12945.1, et seq., the California Unruh Civil Rights Act, Cal. Civ. Code §§ 51-54.3, California

Discrimination in Payment on Basis of Sex, Cal. Lab. Code §§ 1197.5, 1199 and 1199.5, California Labor Code Section 1102.5, the California Healthy Workplaces, Healthy Families Act, Cal. Lab. Code § 245 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq.; any claim for retaliation under federal, state or local law; all waivable claims arising under Minnesota and California statutes and codes including, without limitation, arising under Minn. Stat. Ch. 181 and the California Labor Code; and any claim for discrimination or harassment based legally-protected class status under federal, state or local law. You agree that you will not institute or prosecute any claim, demand, suit, or action for civil damages or civil penalties under the False Claims Act or any other qui tam statute, based on any acts or omissions of the Released Parties that have occurred up to and including the date of this Agreement.  You agree that you will not in any manner voluntarily aid in the institution or prosecution of any third-party claim, demand, suit, or action, or seek to serve or serve as a plaintiff or relator for any qui tam claim, demand, suit, or action.  You waive and release any right to a relator’s share of any award against any Released Party under the False Claims Act or any other qui tam statutes, and you agree not to accept a relator’s share of such award.   Nothing in this Agreement will be construed to prevent you from speaking with any government official or from participating in the investigation of a crime or purported crime. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with CSI.

c.    If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payment described above in Section 2 is in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

d.    You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any stock, 401(k) or profit sharing plan by virtue of your employment with CSI, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payments and benefits specifically promised to you under Sections 1 and 2 of this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) any rights you have to workers compensation benefits, (6) any rights you have under state unemployment compensation benefits laws, (7) the right to file a charge with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”) or the California Department of Fair Employment and Housing (“CDFEH”), although, as noted above, you waive, and agree not to take, any award of money or other damages if you file such a charge or have a charge filed on your behalf; (8) the right to communicate with, testify, assist, or participate in an investigation, hearing, or proceeding conducted by, a governmental agency, including the EEOC and CDFEH, (9) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), (10) your rights with regard to your stock options with CSI, which shall be governed by those applicable operative agreement(s), as modified by Section 2(c), (d) and (e) above, (11)

any rights you may have under the Deferred Compensation Plan, (12) the right to coverage and indemnification under CSI’s directors’ and officers’ insurance coverage as set forth in CSI’s D&O insurance policy and/or applicable law; or (13) the right to any short-term or long-term disability payments that may be available pursuant to the terms and conditions of the group short-term and long-term disability plans sponsored by CSI.

e.    The “Released Parties,” as used in this Agreement, shall mean Cardiovascular Systems, Inc. and its parent, subsidiaries, divisions, affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of CSI, in their official and individual capacities.

f.    Waiver of Section 1542 Rights. Except as set forth in this Agreement, you understand and agree that this release SHALL APPLY TO ALL UNKNOWN OR UNANTICIPATED CLAIMS, ACTIONS OR DEMANDS OF ANY KIND WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH YOUR EMPLOYMENT BY CSI OR THE TERMINATION OF THAT EMPLOYMENT, AS WELL AS THOSE KNOWN AND ANTICIPATED. You hereby waive any and all rights under Section 1542 of the Civil Code of the State of California and irrevocably and unconditionally release and forever discharge CSI from and with respect to all claims described in Section 3 of this Agreement. Section 1542 has been duly explained to you and reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You further acknowledge that you are aware that you may hereafter discover facts in addition to or different from those you know or believe to be true with respect to the disputes that are resolved by this separation agreement and release, but that it is your intention to fully, finally, and forever release all claims related to those disputes, whether or not you know about them.

4.    Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that CSI has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to at least twenty-one (21) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you. You have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period.

5.    Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are

hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must (a) be in writing; (b) delivered to Laura Gillund, Vice President of Human Resources & Professional Development, 1225 Old Highway 8 NW, St. Paul, MN 55112, by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Laura Gillund as set forth above, and sent by certified mail, return receipt requested. You understand and agree that if you rescind any part of this Agreement in accordance with this Section 5, CSI will have no obligation to provide you the payments and benefits described in Section 2 of this Agreement and you will be obligated to return to CSI any payment(s) and benefits already received in connection with Section 2 of this Agreement.

6.    Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, CSI are the sole property of CSI. You agree and represent that you have returned to CSI all of its property, including but not limited to, all documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of CSI.

7.    Ongoing Obligations Under Your Employment Agreement. You are hereby reminded of your ongoing obligations to CSI under Section 3.2 and Article 4 of your Employment Agreement with CSI dated December 19, 2006, as amended (the “Employment Agreement”).

8.    Cooperation. You agree that through February 28, 2018, you will respond in a timely and helpful manner via telephone or email to CSI’s questions regarding your employment with CSI, such as, but not limited to, status of projects, business contacts, location of data, passwords, etc.

9.    Non-Disparagement and Confidentiality. You promise and agree not to disparage CSI, its directors, officers, shareholders, employees, products or services. CSI’s directors and officers as of your Separation Date promise and agree not to disparage you. You further promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding the substance and/or nature of any dispute between CSI and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, federal and state tax authorities, the state unemployment compensation department, other government agencies, or as otherwise required by law. You acknowledge and agree that CSI has obligations to describe the contents and terms of this Agreement and file this Agreement pursuant to the rules and regulations of the Securities and Exchange Commission.

10.    Code Section 409A. It is intended that any amounts payable under the Agreement shall be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and the parties will interpret the Agreement in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be so excluded to the maximum extent possible. This Agreement may be amended (as mutually determined by the parties) to the extent necessary to comply with Code Section 409A.

11.    Remedies. If you or we breach any term of this Agreement, your Employment Agreement or any other written agreement in effect between you and CSI, CSI, you, or your estate shall be entitled to its available legal and equitable remedies, From the standpoint of CSI, this includes, but is not limited to suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement (including, without limitation, the Salary Continuation Benefits set forth in Section 2(a) above and your immediate forfeiture of any and all rights in any outstanding equity awards and any shares of CSI’s Common Stock that you previously received under equity awards), and payment by you of its attorneys’ fees and costs. From the standpoint of Martin, this includes, but is not limited to recovering all benefits due under this Agreement, all rights in any outstanding equity awards, all rights in CSI Common Stock, and payment by you of Martin’s or his Estate’s attorney fees. If CSI or Martin seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

12.    Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by CSI or you of any liability or unlawful conduct whatsoever. CSI and you specifically deny any liability or unlawful conduct.

13.    Payment and Rights Upon Death; Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of CSI; provided, however, that in the event of your death prior to your receipt of all pay and benefits owing to you under Sections 1 and 2 of this Agreement, such payments and benefits shall be made to your estate to the full extent permitted by law. In addition, the trustee or representative of your estate shall have the right to exercise any outstanding options should he or she elect to do so in accordance with their terms. The rights and obligations of this Agreement shall inure to the successors and assigns of CSI, including any acquirer of CSI. CSI will make this Agreement available to any party with which CSI has entered into a letter of intent regarding the sale of CSI to such party (the parties acknowledge that filing this Agreement on the EDGAR system in connection with CSI’s filings with the Securities and Exchange Commission will satisfy this requirement).

14.    Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

15.    Law, Jurisdiction and Venue, Jury Trial Waiver. This Agreement will be construed and interpreted in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Minnesota, without regard to any choice of law rules. Any action brought to enforce or interpret this Agreement must be brought in the state or federal courts for the State of Minnesota sitting in Hennepin County, Minnesota, and the parties hereby consent to the jurisdiction and venue of such courts in the event of any dispute. Each of the parties knowingly and voluntarily waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment.

16.    Full Agreement. This Agreement contains the full agreement between you and CSI and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for any applicable stock option agreements, the Deferred Compensation Plan, Section 3.2 and Articles 4 and 5 of your Employment Agreement, the Severance Plan, and any other written agreements in effect between you and CSI under which you are subject to post-employment obligations, which shall continue in full force and effect according to their terms and shall survive the termination of your employment.

17.    Counterparts.     This Agreement may be executed by facsimile or electronic transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

18.    Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against CSI and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily, and that CSI has informed you that you have the right to consult with an attorney of your choice prior to signing this Agreement.

The deadline for accepting this Agreement is 5:00 p.m. on the 22th calendar day following your receipt of this Agreement (the “Offer Expiration”). If not accepted by such time, the offer contained herein will expire. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement. Please then return a signed Agreement to me no later than the Offer Expiration. Please keep a copy for your records.

Dave, on behalf of the Board, thank you for years of service to CSI. We wish you all the best.

Sincerely,

/s/ Scott Ward

Scott Ward
Chairman of the Board

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, David L. Martin, acknowledge and agree to the following:

•	I have read this Separation Agreement and Release carefully.

•	I understand and agree to all of the terms of the Separation Agreement and Release.

•	I am knowingly and voluntarily releasing my claims against CSI and the other persons and entities defined as the Released Parties.

•	I have not, in signing this Agreement, relied upon any statements or explanations made by CSI except as for those specifically set forth in this Separation Agreement and Release.

•	I intend this Separation Agreement and Release to be legally binding.

•	I am signing this Separation Agreement and Release on or after my last day of employment with CSI.

Accepted this 26th day of February, 2016.

__/s/ David Martin_________________________
David L. Martin

EXHIBIT A

[DATE]

Corporate Secretary
Cardiovascular Systems, Inc.
1225 Old Highway 8 NW
St. Paul, MN 55112

Effective on the date hereof, I hereby resign from the Board of Directors of Cardiovascular Systems, Inc. (the “Company”) and from all other governing bodies of the Company and its subsidiaries, if and as applicable.

______________________________
David L. Martin

EXHIBIT B

Outstanding Stock Options

Number of Shares	Exercise Price	Expiration Date
90,580	$7.90	6/11/2017
234,395	$12.15	12/11/2017
13,350	$8.75	3/1/2019